Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer 336-881-5630		Vice President, Human Resources 336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2015

HIGH POINT, N.C. (September 4, 2014) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter ended August 3, 2014.

Fiscal 2015 first quarter highlights:

▪
Net sales were $76.1 million, up 8.4 percent, with mattress fabric sales up 12.2 percent and upholstery fabric sales up 3.9 percent.  The first quarter of fiscal 2015 had 14 weeks compared with 13 weeks for the first quarter of fiscal 2014.

▪	Pre-tax income was $5.5 million, compared with $5.5 million for the prior year period.

▪
Adjusted net income (non-GAAP) was $4.5 million, or $0.37 per diluted share, for the current quarter, compared with $4.7 million, or $0.38 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).  Net income (GAAP) was $3.3 million, or $0.27 per diluted share, compared with net income of $3.2 million, or $0.26 per diluted share, in the prior year period.

▪	The company’s financial position remained strong with cash and cash equivalents and short term investments of $31.0 million and total debt of $5.0 million as of August 3, 2014.

▪	Consolidated return on capital was 27 percent compared with 32 percent in the prior year period.

▪	Free cash flow was $1.4 million compared with $1.9 million a year ago.

▪	The company paid a cash dividend of $0.05 per share, and a special cash dividend of $0.40 per share during the quarter, totaling $5.5 million.

▪
The projection for the second quarter of fiscal 2015 is for overall sales to be in the range of one to five percent higher as compared with the same period last year.  Pre-tax income is expected to be in the range of $4.2 million to $4.9 million.  Pre-tax income for the second quarter of fiscal 2014 was $4.8 million.

▪	The company expects fiscal 2015 to be a good year for free cash flow even after the planned $10 million in capital expenditures.

▪	Since June 2011, the company has returned a total of $26.2 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Overview

For the first quarter ended August 3, 2014, net sales were $76.1 million, compared with $70.1 million a year ago.  The company reported net income of $3.3 million, or $0.27 per diluted share, for the first quarter of fiscal 2015, compared with net income of $3.2 million, or $0.26 per diluted share, for the first quarter of fiscal 2014. The first quarter of fiscal 2015 had 14 weeks compared with 13 weeks for the first quarter of fiscal 2014.

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CFI Announces Results for First Quarter Fiscal 2015

September 4, 2014

Given the volatility in the income tax area during fiscal 2014 and previous years, the company is also reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 6). The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $45.7 million in U.S. net operating loss carryforwards as of the end of fiscal 2014.  For the first quarter of fiscal 2015, adjusted net income was $4.5 million, or $0.37 per diluted share, compared with $4.7 million, or $0.38 per diluted share, for the first quarter of fiscal 2014.  On a pre-tax basis, the company reported income of $5.5 million compared with the same level of pre-tax income for the first quarter of fiscal 2014.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Overall, our first fiscal quarter performance was in line with our expectations, marking a solid start to fiscal 2015.  We continue to experience favorable customer response to our creative designs and wide range of innovative products.  Our focused effort on product excellence has been the key driver of our growth, and we will continue to pursue this same strategy in fiscal 2015.  Importantly, we have a scalable and flexible manufacturing platform that supports our ability to compete in a fashion-driven business that is always changing.  We also have the financial strength to make the strategic investments to support our continued growth as reflected in our plan to significantly increase capital expenditures for fiscal 2015.”

Mattress Fabrics Segment

Mattress fabrics sales for the first quarter were $42.8 million, up 12.2 percent compared with $38.2 million for the first quarter of fiscal 2014.

“We are pleased with our continued growth in mattress fabrics sales and our ability to keep pace with changing customer demand across all price points and fabric styles in the mattress industry,” said Iv Culp, president of Culp’s mattress fabrics division.  “Our outstanding designs and innovative product offerings are resonating with customers, many of whom are looking for a much more fashionable and decorative look in mattress fabrics and covers.  We are well positioned to capitalize on this trend with our extensive manufacturing platform, technical expertise and reactive capacity.

“Since the end of fiscal 2014, we have continued to experience increased demand for premium decorative mattress fabrics, which has also amplified our production complexity.  As expected, we had some short-term production challenges during the first quarter related to this growth.  As previously announced, in order to meet this growing demand and to improve our efficiency and throughput, we are currently underway with a $9.5 million expansion plan to increase our production capacity and finishing capabilities.  We are pleased with our progress to date with these expansion activities and expect to meet our targeted completion dates in the second half of fiscal 2015.  These investments will significantly enhance our production capabilities and further demonstrate Culp’s commitment to our customers and to the continued growth of our mattress fabrics business.

“We continue to make good progress with respect to Culp-Lava, our mattress cover operation,” added Culp.  “With the initial set-up, staffing and training complete, we believe Culp-Lava will continue to show steady growth and make a positive contribution to our business.  We are excited about the future growth opportunities for this category.

“Overall, the fundamentals of our mattress fabrics business are strong, and Culp has a solid competitive position as we continue to outpace the overall industry growth.  While we have many changes underway in our operations, we remain confident about our ability to execute our strategy with continued success in fiscal 2015,” Culp concluded.

Upholstery Fabrics Segment

Sales for this segment were $33.2 million for the first quarter, a 3.9 percent improvement compared with sales of $32.0 million in the first quarter of fiscal 2014.

“We are pleased with our upholstery fabrics sales performance for the first quarter of fiscal 2015, especially when compared with the exceptionally high level of sales for the first quarter of last fiscal year,” noted Boyd Chumbley, executive vice president of Culp’s upholstery fabrics division.  “Notably, we increased our sales of cut and sewn kits compared with a year ago, reflecting increased demand for this product category.

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CFI Announces Results for First Quarter Fiscal 2015

September 4, 2014

“The key drivers of our sales performance continue to be our creative designs and product innovation.  We are seeing a positive response from our key customers, especially for our latest product introductions.  We have also continued to pursue marketing strategies to diversify our customer base. Our flexible and global platform supports our marketing efforts and allows us to quickly adapt to changing market trends and consumer style preferences.  China produced fabrics accounted for 92 percent of Culp’s upholstery fabrics sales during the first quarter, reflecting our ability to offer a diverse product mix of fabric styles and price points with excellent service and quality.  Our product diversity has also allowed us to target additional end-user markets for upholstery fabrics, including the recreational vehicle and hospitality markets.

“Our U.S. operation continued to deliver a consistent performance and contributed to our sales growth in the first quarter.  However, sales for Culp Europe, which represented two percent of total sales for the upholstery fabrics business, continue to be challenged, and we are currently assessing the future strategy for taking advantage of this market’s opportunities,” said Chumbley.

Balance Sheet

“Maintaining a strong financial position and generating free cash flow will continue to be top priorities for fiscal 2015,” added Saxon.  “During the first quarter, we achieved $1.4 million of free cash flow, after investing $5.0 million in capital expenditures, working capital and long term investments.  As of August 3, 2014, we reported $31.0 million in cash and cash equivalents and short-term investments compared with $27.6 million a year ago.  Consistent with our capital allocation strategy, the company paid a $0.05 per share quarterly cash dividend and a $0.40 per share special dividend during the first quarter, totaling $5.5 million.  Total debt was $5.0 million at the end of the quarter, which includes long-term debt plus current maturities of long-term debt and our line of credit.  After the end of the first quarter, we made a scheduled annual principal payment of $2.2 million, thus further lowering our total debt to $2.8 million.”

Dividends and Share Repurchases

The company also announced that the Board of Directors approved the payment of the company’s quarterly cash dividend of $0.05 per share.  This payment will be made on October 15, 2014, to shareholders of record as of October 1, 2014.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

During the first quarter of fiscal 2015, the company purchased approximately 32,000 shares of Culp common stock for $556,000, pursuant to the $5.0 million share repurchase program authorized by the Board of Directors in February 2014.

Since June 2011, the company has returned a total of $26.2 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Outlook

Commenting on the outlook for the second quarter of fiscal 2015, Saxon remarked, “We expect overall sales to be one percent to five percent higher as compared with the second quarter of last year.

“We expect sales in our mattress fabrics segment to be two percent to five percent higher compared with the same period a year ago.  Operating income and margin in this segment are expected to be slightly lower than the same period a year ago as we continue to address the impact to operating efficiency caused by the increased demand for knitted fabrics.  Although this segment continues to experience margin pressure during the first and second quarters, we expect profitability to return to higher levels during the second half of the fiscal year, especially for the fourth quarter.

“In our upholstery fabrics segment, we expect sales to be flat to slightly higher as compared to the same period last year. We believe the upholstery fabric segment’s operating income and margin will be slightly lower than the second quarter of fiscal 2014 due primarily to margin pressure relating to Culp Europe.

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CFI Announces Results for First Quarter Fiscal 2015

September 4, 2014

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2015 in the range of $4.2 million to $4.9 million.  Pre-tax income for last year’s second quarter was $4.8 million.

“For the full fiscal year, we expect sales and pre-tax income to be higher than fiscal 2014, with improvement in profitability expected in the second half of this fiscal year as compared with the first half of this fiscal year.  Capital expenditures for fiscal 2015 are expected to be approximately $10 million, mostly related to expansion projects for mattress fabrics.  Additionally, the company expects a good year of free cash flow, even with an unusually high level of capital expenditures and modest growth in working capital.”

In closing, Saxon remarked, “We are pleased with a solid start to fiscal 2015 and with the leadership positions we have in both businesses.  We will continue to leverage our strengths - outstanding design capabilities, innovative product offerings and a scalable and global manufacturing platform, to move the company forward in the year ahead.  We believe Culp is favorably positioned for continued growth with a proven ability to keep pace with changing consumer style preferences.  At the same time, we have maintained a solid financial position and generated strong free cash flow, allowing us to reward our shareholders with significant dividend payments and share repurchases.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company markets a variety of innovative fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced from other suppliers.  Culp has operations located in the United States, Canada, China and Poland.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales,  profit margins, profitability, operating income, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 11, 2014, for the fiscal year ended April 27, 2014.  In addition, please note that the company is not responsible for changes made to this release by wire services, internet sources, or other media.

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CFI Announces Results for First Quarter Fiscal 2015

September 4, 2014

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	August 3,	July 28,
	2014	2013

Net sales	$76,060,000	$70,141,000
Income before income taxes	$5,459,000	$5,535,000
Net income	$3,344,000	$3,230,000
Net income per share:
Basic	$0.27	$0.27
Diluted	$0.27	$0.26

Adjusted net income	$4,547,000	$4,749,000
Adjusted net income per share
Basic	$0.37	$0.39
Diluted	$0.37	$0.38

Average shares outstanding:
Basic	12,212,000	12,148,000
Diluted	12,404,000	12,366,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended
	August 3,	July 28,
	2014	2013

Income before income taxes	$5,459,000	$5,535,000
Adjusted income taxes (2)	$912,000	$786,000
Adjusted net income	$4,547,000	$4,749,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $45.7 million in net operating loss carryforwards as of April 27, 2014.  Therefore, adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 16.7% for fiscal 2015 and 14.2% for fiscal 2014.

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CFI Announces Results for First Quarter Fiscal 2015

September 4, 2014

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Three Months Ended August 3, 2014, and July 28, 2013
(Unaudited)
(Amounts in Thousands)

		THREE MONTHS ENDED

		Amounts
		August 3,	July 28,
		2014	2013

Consolidated Effective GAAP Income Tax Rate	(1)	38.7%	41.6%

Non-Cash U.S. Income Tax Expense		(21.2)%	(27.0)%

Non-Cash Foreign Income Tax Expense		(0.8)%	(0.4)%

Consolidated Adjusted Effective Income Tax Rate	(2)	16.7%	14.2%

	THREE MONTHS ENDED
	As reported		As Adjusted	As reported		As Adjusted
	August 3,		August 3,	July 28,		July 28,
	2014	Adjustments	2014	2013	Adjustments	2013

Income before income taxes	$5,459		$5,459	$5,535		$5,535

Income taxes (3)	2,115	$(1,203)	912	2,305	$(1,519)	786
Net income	$3,344	$1,203	$4,547	$3,230	$1,519	$4,749

Net income per share-basic	$0.27	$(0.10)	$0.37	$0.27	$(0.13)	$0.39
Net income per share-diluted	$0.27	$(0.10)	$0.37	$0.26	$(0.12)	$0.38
Average shares outstanding-basic	12,212	12,212	12,212	12,148	12,148	12,148
Average shares outstanding-diluted	12,404	12,404	12,404	12,366	12,366	12,366

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Adjusted income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for First Quarter Fiscal 2015

September 4, 2014

Reconciliation of Free Cash Flow and Return on Capital
For the Three Months Ended August 3, 2014, and July 28, 2013
(Unaudited)
(Amounts in thousands)

Free Cash Flow Reconciliation

	Three Months Ended	Three Months Ended
	August 3, 2014	July 28, 2013

Net cash provided by operating activities	$4,051	$2,675
Minus: Capital Expenditures	(2,333)	(884)
Add: Proceeds from the sale of equipment	391	104
Add: Excess tax benefits related to stock-based compensation	99	114
Minus: Purchase of long-term investments	(984)	-
Effects of exchange rate changes on cash and cash equivalents	223	(109)

Free Cash Flow	$1,447	$1,900

Return on Capital Reconciliation

	Three Months Ended		Three Months Ended
	August 3, 2014		July 28, 2013

Consolidated Income from Operations	$5,296		$5,974
Average Capital Employed (2)	78,455		75,494

Return on Average Capital Employed (1)	27.0%		31.7%

Average Capital Employed

	August 3, 2014	April 27, 2014	July 28, 2013	April 28, 2013

Total assets	$154,212	$160,935	$151,101	$144,706
Total liabilities	(45,065)	(49,191)	(52,516)	(49,123)

Subtotal	$109,147	$111,744	$98,585	$95,583
Less:
Cash and cash equivalents	(24,665)	(29,303)	(21,423)	(23,530)
Short-term investments	(6,311)	(6,294)	(6,174)	(5,286)
Long-term investments	(1,749)	(765)	-	-
Income taxes receivable	(136)	(121)	(292)	(318)
Deferred income taxes - current	(6,203)	(6,230)	(7,747)	(7,709)
Deferred income taxes - non-current	(973)	(2,040)	(651)	(753)
Current maturities of long-term debt	2,200	2,200	2,200	2,200
Line of credit	569	586	560	561
Income taxes payable - current	387	442	320	285
Income taxes payable - long-term	4,037	3,962	4,176	4,191
Deferred income taxes - non-current	1,013	1,013	4,335	3,075
Long-term debt, less current maturities	2,200	2,200	4,400	4,400

Total Capital Employed	$79,516	$77,394	$78,289	$72,699

Average Capital Employed (2)	$78,455		$75,494

Notes:

(1)
Return on average capital employed represents operating income for the three month period ending August 3, 2014 or July 28, 2013 times four quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, long-term debt, including current maturities, line of credit, current and noncurrent deferred tax assets and liabilities, and income taxes receivable and payable.

(2)	Average capital employed used for the three months ending August 3, 2014 was computed using the two quarterly periods ending August 3, 2014 and April 27, 2014.
Average capital employed used for the three months ending July 28, 2013 was computed using the two quarterly periods ending July 28, 2013 and April 28, 2013.

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